Exhibit 10.1

STILLWATER MINING COMPANY INDEPENDENT DIRECTOR

DEFERRED SHARE UNIT PLAN

PURPOSE

This Stillwater Mining Company Independent Director Deferred Share Unit Plan (the “Plan”) is intended to be a component of total remuneration of Independent Directors of Stillwater Mining Company (the “Company”) in the form of a share-priced related instrument that aligns the interests of the Board and of Company shareholders.

ARTICLE 1.

DEFINITIONS

The following words and phrases have the meaning set forth below:

1.1	Annual Fees mean the annual cash fees payable by the Company to an Independent Director with respect to his or her service as a member of the Board, and includes the annual retainer, meeting fees, fees for service in a leadership capacity with respect to the Board or a committee, and any other fees for such service (but not reimbursement for expenses) during a 12 month period. Or pro-rata portion thereof.

1.2	Award means a grant of DSUs as provided under Section 4.1 of the Plan.

1.3	Award Agreement means an agreement by, and between, an Independent Director and the Company evidencing the terms of an Award and entered into pursuant to the terms of this Plan.

1.4	Board means the Company’s Board of Directors (as constituted from time to time).

1.5	Code means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code will be deemed to include a reference to any regulations promulgated thereunder.

1.6	Committee means the Nominating and Governance Committee of the Board.

1.7	Company means Stillwater Mining Company, including any successor thereto.

1.8	DSU means a compensatory unit which represents a promise by the Company to deliver cash equal to the Fair Market Value of one Share for each DSU in accordance with Article 5 and arising from an Award under Section 4.1 of the Plan or a deferral of Annual Fees under Section 4.2 of the Plan

1.9	DSU Account means the recordkeeping account established by the Company for each Independent Director and into which DSUs are credited.

1.10	Effective Date means January 1, 2014.

Stillwater Mining Company Independent Director Deferred Share Unit Plan Prepared by Holland & Hart LLP	1/1/2014 1

1.11	Fair Market Value means, as of any date, the value of the Shares as follows.

(a)	If the Shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Toronto Stock Exchange, the Fair Market Value will be the closing price of a Share on the New York Stock Exchange (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable.

(b)	In the absence of an established market for the Shares, the Fair Market Value will be determined in good faith by the Compensation Committee and such determination will be conclusive and binding on all persons.

1.12	Grant Date means the date the Committee approves an Award pursuant to Section 4.1.

1.13	Independent Director means a member of the Board who is not an employee of the Company.

1.14	Plan means this Stillwater Mining Company Independent Director Deferred Share Unit Plan, as set forth herein, and as amended from time to time.

1.15	Section 409A means Section 409A of the Code and all authoritative interpretive guidance issued thereunder.

1.16	Separation from Service means an Independent Director ceasing to be a member of the Board due to a voluntary or involuntary separation from service, for any reason, determined by the Committee in accordance with Section 409A.

1.17	Share means a share of the Company’s common stock, par value $.01.

ARTICLE 2.

ADMINISTRATION

The Plan will be administered by the Committee which has the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee are final and binding on all persons. All expenses of administering the Plan will be borne by the Company.

ARTICLE 3.

ELIGIBILITY

Each Independent Director is eligible to receive an Award of DSUs and to defer his or her Annual Fees into DSUs as provided hereunder.

ARTICLE 4.

DSUs

4.1	DSU Grants. At the recommendation of the Board, grants of DSUs under this Plan may be made at such time and in such amounts as the Committee may determine as evidenced by an

Stillwater Mining Company Independent Director Deferred Share Unit Plan Prepared by Holland & Hart LLP	1/1/2014 2

Award Agreement and which may be in addition to the Independent Director’s Annual Fees. Such grants are presumed to be made in respect of a 12-month period of service and may be granted/adjusted on a pro-rata basis should an Independent Director have a partial year of service. For illustrative purposes only, a template Award Agreement is attached hereto as Exhibit A.

4.2	Deferral of Annual Fees. Each year, an Independent Director may irrevocably elect to defer up to 100% of his or her Annual Fees in the form of DSUs and to have such DSUs credited to his or her DSU Account.

(a)	DSU Calculation. The number of DSUs credited to an Independent Director’s DSU Account will be determined by dividing the dollar amount of the percentage of deferred Annual Fees otherwise payable to the Independent Director by the Fair Market Value of a Share on each date such fee would have been paid

(b)	Election. Each Independent Director who elects to defer all or a portion of his or her Annual Fees must file an irrevocable written election with the Company (in the form required by the Committee) no later than December 31 of the year preceding the year to which the deferral election relates; provided, however, that any newly elected or appointed Independent Director may file an election for any year not later than 30 days after the date such person first becomes an Independent Director, which election (if any) will apply only to the portion of Annual Fees which relates to services performed after the date of filing the election. The irrevocable written election must specify a percentage, up to a maximum of 100% of the Independent Director’s Annual Fees. For illustrative purposes only, a template deferral election form is attached hereto as Exhibit B.

4.3	DSU Account. A book entry account will be maintained for each Independent Director who receives an Award under this Plan or defers his or her Annual Fees in accordance with Section 4.2, which will show the total DSUs credited to an Independent Director (and price upon award).

4.4	Account Ownership. All DSUs are fully and immediately owned upon credit to an Independent Director’s DSU Account.

4.5	Voting and Dividends. An Independent Director does not have a right to vote any Shares underlying DSUs. Should cash dividends or distributions be paid on Shares during the period when DSUs are outstanding and prior to payment or settlement, each DSU Account will be credited with additional DSUs. The additional DSUs to be credited will be calculated by dividing the aggregate dividends or distributions that would have been paid to the Independent Director if the Independent Director held the Shares underlying the DSUs, by the Fair Market Value of one Share on the date on which the dividends or distributions were paid.

4.6	Fractional Shares. Fractional DSUs, to four decimal places, may be credited under the Plan.

4.7

Adjustments. If the number of outstanding Shares of the Company is increased or decreased as a result of a stock split, consolidation or recapitalization and not as a result of the issuance of Shares for additional consideration or by way of stock dividend, the Committee may make appropriate adjustments to the number of DSUs credited to an Independent Director’s DSU

Stillwater Mining Company Independent Director Deferred Share Unit Plan Prepared by Holland & Hart LLP	1/1/2014 3

Account. Any determinations by the Committee as to the required adjustments will be made in the sole and absolute discretion and all such adjustments will be conclusive and binding for all purpose under the Plan.

ARTICLE 5.

DSU SETTLEMENT

5.1	Settlement Date. The entire balance of an Independent Director’s DSU Account will be payable upon such Independent Director’s Separation from Service.

5.2	Settlement Form and Amount. The Fair Market Value of each vested DSU (or fraction thereof) credited to an Independent Director’s DSU Account as of the Independent Director’s date of Separation from Service is payable in lump sum, in cash.

5.3	Beneficiary. In the event of an Independent Director’s death before settlement, the amount payable to the Independent Director under the Plan will be paid to the Independent Director’s beneficiary as soon as administratively practicable following the date of the Independent Director’s death, such date to be treated as the Independent Director’s Separation from Service for purposes of Article 5. Each Independent Director may, from time to time, name a beneficiary or beneficiaries (who may be named contingently or successively) to whom any amount payable under the Plan is to be paid in case of an Independent Director’s death before he or she receives such benefit. Each such designation revokes all prior designations by the same Independent Director, must be in a form prescribed by the Committee, and will be effective only when filed by the Independent Director in writing with the Committee during the Independent Director’s lifetime. Beneficiaries may be changed without notice to prior beneficiaries. In the absence of any such designation, amounts payable under the Plan remaining unpaid at the Independent Director’s death will be paid to the Director’s spouse, or if none, to the Independent Director’s estate.

ARTICLE 6.

GENERAL PROVISIONS

6.1	Unfunded Obligations. The amounts to be paid to Independent Directors under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Independent Directors do not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

6.2	No Right to Continued Board Membership. Neither the Plan nor any compensation paid hereunder will confer on any Independent Director the right to continue to serve as a member of the Board or in any other capacity.

6.3	Nonassignment. Any and all rights of an Independent Director respecting payments under this Plan may not be assigned, transferred, pledged or encumbered in any manner, and any attempt to do so will be void.

6.4	Successors and Assigns. The Plan is binding on the Company and its successors and assigns.

6.5	Compliance With Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations.

Stillwater Mining Company Independent Director Deferred Share Unit Plan Prepared by Holland & Hart LLP	1/1/2014 4

6.6	Term of Plan. This Plan will remain in effect until it is revised or terminated by further action of the Committee.

6.7	Termination and Amendment. The Committee may at any time amend or modify this Plan in whole or in part. Notwithstanding the foregoing, no amendment or termination of the Plan may impair the right of an Independent Director to receive any amounts accrued hereunder prior to the effective date of such amendment or termination.

6.8	Applicable Law. To the extent not preempted by federal law, the law of the State of Montana governs all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

6.9	Section 409A. This Plan is intended to comply with Section 409A and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Independent Director on account of non-compliance with Section 409A.

6.10	Withholding. To the extent required by applicable federal, state or local law, an Independent Director must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

6.11	Severability. If any provision of the Plan is for any reason held to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provision hereof, and the Plan will be construed as if such invalid or unenforceable provision were omitted.

6.12	Headings. The headings of sections herein are included solely for convenience and will not affect the meaning of any of the provisions of the Plan.

STILLWATER MINING COMPANY

By:	/s/ Mick McMullen

Title:	President and CEO

Date:	August 19, 2014

Stillwater Mining Company Independent Director Deferred Share Unit Plan Prepared by Holland & Hart LLP	1/1/2014 5

EXHIBIT A

STILLWATER MINING COMPANY

INDEPENDENT DIRECTOR DEFERRED SHARE UNIT PLAN

AWARD AGREEMENT

This Deferred Share Unit Award Agreement (this “Agreement”) is made and entered into as of [GRANT DATE] (the “Grant Date”) by and between Stillwater Mining Company (“Company”) and [DIRECTOR NAME] (the “Independent Director”). The Company has adopted the Stillwater Mining Company Independent Director Deferred Share Unit Plan (the “Plan”) pursuant to which awards of Deferred Share Units (“DSUs”) may be granted, and the Nominating and Governance Committee (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the award of DSUs provided for herein.

1.	Grant of Deferred Share Units. Pursuant to Section 4.1 of the Plan, the Committee hereby grants to the Independent Director on the Grant Date an Award consisting of, in the aggregate, value in the form of [NUMBER] DSUs. Each DSU represents the right to receive, in cash, the Fair Market Value of one Share, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

2.	Consideration. The grant of the DSUs is made in consideration of the services to be rendered by the Independent Director to the Company.

3.	Account Ownership. The DSUs in an Independent Director’s DSU account are fully and immediately owned as of the date of credit to the account.

4.	Restrictions. Subject to any exceptions set forth in the Plan, the DSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Independent Director. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the DSUs or the rights relating thereto will be wholly ineffective and any attempt to do so will be void.

5.	Rights as Shareholder; Dividend Equivalents. The Independent Director will not have any voting rights of a shareholder with respect to the Shares underlying the DSUs. Whenever cash dividends or distributions are paid on Shares during the period when DSUs hereunder are outstanding and prior to forfeiture, payment or settlement, each DSU Account will be credited with additional DSUs. The additional DSUs to be credited will be calculated by dividing the aggregate dividends or distributions that would have been paid to the Independent Director if the Independent Director held the Shares underlying the DSUs, by the Fair Market Value of one Share on the date on which the dividends or distributions were paid. Such additional DSUs will be subject to all the terms and conditions (including vesting restrictions, settlement date, etc.) to which DSUs hereunder are subject.

6.	Settlement of DSUs. The DSUs are payable only upon the Independent Director’s Separation from Service. The Fair Market Value of each DSU (or fraction thereof) credited to the Independent Director’s DSU Account as of the Independent Director’s date of Separation from Service is payable in cash, in lump sum.

Exhibit A – Template Award Agreement Prepared by Holland & Hart LLP	Exhibit A-1

7.	Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the DSUs, prospectively or retroactively; provided, that, no such amendment will adversely affect the Independent Director’s material rights under this Agreement without the Independent Director’s consent.

8.	Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Independent Director on account of non-compliance with Section 409A of the Code.

9.	Acceptance. The Independent Director hereby acknowledges receipt of a copy of the Plan and this Agreement. The Independent Director has read and understands the terms and provisions thereof, and accepts the DSUs subject to all of the terms and conditions of the Plan and this Agreement. The Independent Director acknowledges that there may be tax consequences upon settlement of the DSUs and that the Independent Director has been advised to consult a tax advisor with respect to the DSUs. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[DIRECTOR NAME]	STILLWATER MINING COMPANY

BY:	BY:

NAME:

TITLE:

Exhibit A – Template Award Agreement Prepared by Holland & Hart LLP	Exhibit A-2

EXHIBIT B

STILLWATER MINING COMPANY

INDEPENDENT DIRECTOR DEFERRED SHARE UNIT PLAN

ANNUAL FEES DEFERRAL ELECTION FORM

Instructions: Use this form to elect to defer all or a percentage of your Annual Fees into Deferred Share Units (“DSUs”) under the Stillwater Mining Company Independent Director Deferred Share Unit Plan (the “Plan”). Please note that any DSUs will be settled in cash upon your Separation from Service. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

I, [DIRECTOR NAME], hereby irrevocably elect to defer

                    %

[specify percentage]

of the Annual Fees otherwise payable to me in [CALENDAR YEAR OF COMPENSATION DEFERRED] and to have DSUs credited to my DSU Account in accordance with the terms and conditions provided by the Plan.

I hereby acknowledge receipt of a copy of the Plan and that I have read and understand the terms and provisions thereof, and accept the DSUs credited to my DSU Account subject to all of the terms and conditions of the Plan. I further acknowledge that there may be tax consequences upon the settlement of the DSUs and that I have been advised to consult a tax advisor with respect to the DSUs.

[DIRECTOR NAME]

BY:

DATE:

Exhibit B – Template Annual Fees Deferral Election Form Prepared by Holland & Hart LLP	Exhibit B-1